Exhibit 99.1
Ardea Biosciences, Inc. Announces Pricing of Public Offering of Common Stock
SAN DIEGO, April 6, 2010 /PRNewswire via COMTEX/ —Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced the pricing of a public offering of 3,500,000 shares of its common stock. The offering is expected to close on or about April 9, 2010, subject to customary closing conditions. In addition, Ardea Biosciences has granted the underwriters a 30-day option to purchase up to an additional 525,000 shares to cover overallotments, if any.
Jefferies & Company, Inc. is acting as sole book-running manager in this offering. The joint lead manager in this offering is Oppenheimer & Co.
A registration statement relating to the shares has been filed with, and declared effective by, the Securities and Exchange Commission. A final prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 or at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Ardea Biosciences’ public offering of common stock and the size and anticipated closing date of the offering, that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ardea Biosciences’ current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the underwriters’ consummation of its obligation to purchase the securities, whether Ardea Biosciences will be able to satisfy its conditions to close the offering, stock price volatility and other risks detailed in Ardea Biosciences’ filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Ardea Biosciences undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
SOURCE Ardea Biosciences, Inc.